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                            STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                                 HPR INC.

Type of security

For the quarter ended September 30,                                                      1997           1996

Common stock outstanding, beginning of period ...................................    15,325,000     15,012,000
Weighted average common stock issued during the period ..........................        22,000         63,000
Assumed exercise of common share options ........................................     1,960,000      1,340,000
Purchase of common stock under the treasury stock method ........................      (983,000)      (317,000)
Weighted average number of common shares and common equivalent shares outstanding    16,324,000     16,098,000

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